Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2008 FOURTH QUARTER AND RECORD YEAR-END RESULTS
AND COMMENTS ON STIMULUS PACKAGE

HOUSTON, TX – March 16, 2009 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and the year ended December 31, 2008.

Year Ended December 31, 2008 Compared to December 31, 2007
▪	Revenues rose 36% to $415.1 million, from $306.2 million.
▪	Gross profit rose 25% to $42.0 million compared to $33.7 million.
▪	Gross margin declined to 10.1% from 11.0%.
▪	Operating income increased 34% to $28.1 million, from $21.0 million.
▪	Net income increased 26% to $18.1 million, from $14.4 million.
▪	Diluted earnings per share were up 8.2% to $1.32 compared with $1.22, despite the 16% increase in weighted-average shares outstanding.

Fourth Quarter 2008 Compared to Fourth Quarter 2007
▪	Revenues rose 24% to $109.3 million, from $88.3 million.
▪	Gross profit was $9.6 million compared to $12.1 million.
▪	Gross margin declined to 8.7% from 13.7%.
▪	Operating income was $5.8 million, down 25% from $7.7 million.
▪	Net income declined 19% to $3.8 million as compared with $4.7 million.
▪	Diluted earnings per share declined to $0.28 as compared with $0.39.

Joe Harper, Sterling’s President and Chief Operating Officer, said, “2008 was a record year for us and operating income, net income and diluted earnings per share all came in at the high end of our revised 2008 guidance.  The majority of the increase in revenues was due to the inclusion of our Nevada operations for the full year in 2008 versus two months in 2007.  Our Texas operations managed to increase revenues despite disruptions caused by Hurricane Ike.  Company-wide gross profits increased approximately $8 million.  While gross margin contracted by 1% for the year 2008, operating margins held up at 6.8% of revenues.”

Mr. Harper continued, “We are heading into 2009 with backlog of $448 million versus $450 million at December 31, 2007, and expect approximately $380 million of the backlog to be built in 2009.”

Affirmation of 2009 Guidance and Comments on American Recovery and Reinvestment Act
Sterling’s Chairman and Chief Executive Officer, Pat Manning stated, “We are affirming our previously announced 2009 guidance, which is set forth below:

Year Ending December 31, 2009 (in millions, except per-share data)
Revenues	$460.0 - $510.0
Income before income taxes	$ 23.7 - $ 32.6
Net income	$ 15.4 - $ 21.2
Net income per diluted share *	$ 1.12 - $ 1.54

*Net income per diluted share guidance assumes 13,750,000 weighted average shares outstanding.

Mr. Manning added, “We are optimistic about the increased budget for TXDOT as well as the expected impact of the economic-stimulus legislation.  The TXDOT budget for transportation construction projects for 2009 is $2.9 billion versus $2.1 billion for 2008.  The economic-stimulus legislation provides an additional $2.3 billion for Texas, 50% of which must be obligated by June 30, 2009 and the remainder within one year thereafter.  In Nevada, NDOT’s 2009 budget for transportation capital expenditures is approximately $400 million versus $355 million in 2008.  In addition, the economic-stimulus legislation authorizes $200 million for Nevada highway and bridge construction, which must be obligated in the same manner as discussed above. Accordingly, based on the two states' budgets and plans, 2009 aggregate lettings, including stimulus funds, may be as much as $4.1 billion in Texas and $500 million in Nevada.  These funding sources exclude transportation infrastructure spending provided by toll road and regional mobility authorities in Texas.”

James Allen, Jr., Sterling’s CFO noted, “During 2008, we invested $20 million in plant and equipment.  We have maintained a strong balance sheet, closing the year with working capital of approximately $95 million, including $80 million of cash, cash equivalents and short-term securities, total assets of $290 million and stockholders’ equity of $159 million.  Regarding the fourth quarter results of 2008 versus 2007, the difference in the gross margins resulted from some unusually profitable contracts performed in the 2007 period and lower margins on certain contracts in the 2008 period.”

Annual Stockholders’ Meeting
The Company announced that its Annual Meeting of Stockholders will be held at the Hotel Valencia Riverwalk in San Antonio, Texas on Wednesday, May 6, 2009 at 9:00 a.m. Central Time, 10:00 a.m. Eastern Time.  The record date for the Annual Meeting was March 9, 2009.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss fourth quarter and year-end results and recent corporate developments, at 10:00 a.m. Central Time, 11:00 a.m. Eastern Time, today, Monday, March 16, 2009.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas and Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2008 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission today, Monday, March 16, 2009.

Contact:
Sterling Construction Company, Inc.                                                                                                            Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                                  The Equity Group Inc.
Joseph P. Harper, Pres.  & COO                                                                                                                     Linda Latman 212-836-9609
281-821-9091                                                                                                                                                      Lena Cati  212-836-9611

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Fourth quarter ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Revenues	$109,272	$88,343	$415,074	$306,220
Cost of revenues	99,713	76,250	373,102	272,533
Gross profit	9,559	12,093	41,972	33,686
General and administrative expenses	(3,673)	(4,481)	(13,763)	(13,231)
Other income (expense), net	(40)	116	(81)	549
Operating income	5,846	7,728	28,128	21,004
Interest income (expense), net	484	26	871	1,392
Income before income tax and minority interest	6,330	7,754	28,999	22,396
Income tax expense	(2,409)	(2,999)	(10,025)	(7,890)
Minority interest in earnings of RHB	(90)	(62)	(908)	(62)
Net income	$3,831	$4,693	$18,066	$14,444

Net income per share:
Basic	$0.29	$0.42	$1.38	$1.31
Diluted	$0.28	$0.39	$1.32	$1.22

Weighted average number of shares outstanding used in computing per share amounts
Basic	13,210,345	11,043,948	13,119,987	11,043,948
Diluted	13,682,143	12,003,496	13,702,488	11,836,176

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$55,305	$80,649
Short-term investments	24,379	54
Contracts receivable, including retainage	60,582	54,394
Costs and estimated earnings in excess of billings on uncompleted contracts	7,508	3,747
Inventories	1,041	1,239
Deferred tax asset, net	1,203	1,088
Deposits and other current assets	2,704	1,779
Total current assets	152,722	142,950
Property and equipment, net	77,993	72,389
Goodwill	57,232	57,232
Other assets, net	1,668	1,944
Total assets	$289,615	$274,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,111	$27,190
Billings in excess of cost and estimated earnings on uncompleted contracts	23,127	25,349
Current maturities of long term debt	73	98
Income taxes payable	547	1,102
Other accrued expenses	7,741	7,148
Total current liabilities	57,599	60,887
Long-term liabilities:
Long-term debt, net of current maturities	55,483	65,556
Deferred tax liability, net	11,117	3,098
Minority interest in RHB	6,300	6,362
	72,900	75,016
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized
1,000,000 shares, none issued	--	--
Common stock, par value $0.01 per share; authorized
19,000,000 shares, 13,184,638 and 13,006,502 shares issued and outstanding	131	130
Additional paid in capital	150,223	147,786
Retained earnings (deficit)	8,762	(9,304)
Total stockholders’ equity	159,116	138,612
Total liabilities and stockholders’ equity	$289,615	$274,515